EXHIBIT 12
                               PEPSIAMERICAS, INC.
                            STATEMENT OF CALCULATION
                      OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in millions, except ratios)

                                                First Half                                   Fiscal Years
                                          ---------------------      ------------------------------------------------------------
                                            2002         2001          2001         2000         1999         1998         1997
                                          --------     --------      --------     --------     --------     --------     --------
Earnings:
Income from continuing
   operations before taxes                $  128.1     $   91.7      $  173.9     $  141.1     $   71.6     $  152.2     $   69.9
Fixed charges                                 41.5         53.6          99.8         91.7         73.5         51.5         75.6
                                          --------     --------      --------     --------     --------     --------     --------

Earnings as adjusted                      $  169.6     $  145.3      $  273.7     $  230.8     $  145.1     $  203.7     $  145.5
                                          ========     ========      ========     ========     ========     ========     ========


Fixed charges:
Interest expense                          $   37.7     $   50.5      $   92.6     $   85.8     $   67.1     $   46.4     $   69.0
Preferred stock dividend requirements
   of majority owned subsidiary                 --           --            --           --           --           --          1.7
Portion of rents representative
   of interest factor                          3.8          3.1           7.2          5.9          6.4          5.1          4.9
                                          --------     --------      --------     --------     --------     --------     --------
   Fixed charges                          $   41.5     $   53.6      $   99.8     $   91.7     $   73.5     $   51.5     $   75.6
                                          ========     ========      ========     ========     ========     ========     ========

Ratio of earnings to
   fixed charges*                              4.1x         2.7x          2.7x         2.5x         2.0x         4.0x         1.9x
                                          ========     ========      ========     ========     ========     ========     ========


* In the second quarter of 2002, PepsiAmericas, Inc. recorded a $3.5 million gain related to the sale of its interest in a parcel of land in downtown Chicago. Excluding this non-recurring item, the ratio of earnings to fixed charges for the first half of 2002 would have been 4.0x.

     In the fourth quarter of 2001, PepsiAmericas, Inc. recorded special charges totaling $9.2 million. Additionally, the Company recorded a gain on pension curtailment of $8.9 million in the first quarter of 2001, as well as a special charge of $4.6 million. Excluding these special charges and credits, the ratio of earnings to fixed charges for the first half of 2001 would have been 2.8x.

     PepsiAmericas, Inc. recorded a special charge of $21.7 million during 2000. Excluding this charge, the ratio of earnings to fixed charges for 2000 would have been 2.8x.

     PepsiAmericas, Inc. also recorded special charges of $27.9 million during 1999, as well as a $56.3 million pretax charge to reduce the book value of non-operating real estate. In addition, PepsiAmericas, Inc. recorded a $13.3 million pretax gain on the sale of operations in Marion, Virginia; Princeton, West Virginia and the St. Petersburg area of Russia. Excluding these charges and credits, the ratio of earnings to fixed charges for 1999 would have been 2.9x.

     Intercompany interest income from Hussmann and Midas was $1.6 million and $23.1 million in 1998 and 1997, respectively. If the fixed charges had been reduced by this intercompany interest income, the ratio of earnings to fixed charges for 1998 and 1997 would have been 4.1x and 2.3x, respectively.

     PepsiAmericas, Inc. also recorded special charges of $49.3 million during 1997. Excluding these special charges, the 1997 ratio of earnings to fixed charges would have been 2.6x. Additionally, if the fixed charges for 1997 were adjusted for the intercompany interest income noted above, the ratio of earnings to fixed charges would have been 3.3x.